SIMPSON INDUSTRIES, INC.
                   AMENDMENT TO NOTE AGREEMENT

                     Dated as of May 30, 1997

         Re:  Note Agreement Dated as of August 15, 1991
                               and
                 $15,000,000 9.98% Senior Notes
                       Due August 15, 2006
                                of
                     Simpson Industries, Inc.


PAGE

                     SIMPSON INDUSTRIES, INC.
                   AMENDMENT TO NOTE AGREEMENT

         Re:  Note Agreement Dated as of August 15, 1991
                               and
                 $15,000,000 9.98% Senior Notes
                       Due August 15, 2006
                                of
                     Simpson Industries, Inc.
                                                              Dated as of
                                                              May 30, l997


Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111

Ladies and Gentlemen:

  Reference is made to the Note Agreement dated as of August 15, l991, (the "Note Agreement"), between Simpson Industries, Inc., a Michigan corporation (the "Company"), and you, pursuant to which $15,000,000 aggregate principal amount of 9.98% Senior Notes due August 15, 2006 (the "Notes") of the Company were originally issued.

  The Company desires to amend certain covenants contained in the Note Agreement and hereby requests that you accept the amendments as set forth below in the manner herein provided.

  Section 1.  Amendments to Note Agreement.

  Section 1.1. Amendment to Section 2.1 of Note Agreement. Section 2.1 of the Note Agreement shall be amended by the addition thereto of a new paragraph which shall read as follows:

  In the event of any prepayment made pursuant to Section 2.3 in which less than all of the Notes shall have been prepaid by the Company, the amount of each payment required to be made pursuant to this Section 2.1 shall be reduced by a percentage equal to the aggregate principal amount of the Notes so prepaid pursuant to Section 2.3 divided by the aggregate principal amount of the Notes outstanding immediately prior to such prepayment.

  Section 1.2. Amendment to Section 2.3 of Note Agreement. Section 2.3 of the Note Agreement shall be amended in its entirety so that the same shall read as follows:

       Section 2.3. Prepayment upon Change in Control. (a) Notice of Change in Control or Control Event. The Company will, within two business days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 2.3. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in subparagraph (c) of this Section 2.3 and shall be accompanied by the certificate described in subparagraph
  (g) of this Section 2.3.

       (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 days prior to such action the Company shall have given to each holder of Notes written notice containing and constituting an offer to prepay the Notes as described in subparagraph (c) of this Section 2.3, accompanied by the certificate described in subparagraph (g) of this
  Section 2.3, and (ii) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 2.3.

       (c) Offer to Prepay Notes. The offer to prepay the Notes contemplated by subparagraphs (a) and (b) of this Section 2.3 shall be an offer to prepay, in accordance with and subject to this Section 2.3, all, but not less than all, of the Notes held by each holder on a date specified in such offer (the "Proposed Prepayment Date"). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 2.3, such date shall be not less than 20 days and not more than 30 days after the date of such offer.

       (d) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 2.3 by causing a notice of such acceptance or rejection to be delivered to the Company at least five days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this
  Section 2.3 shall be deemed to constitute acceptance of such offer by such holder.

       (e)  Prepayment.  Prepayment of the Notes pursuant to this
  Section 2.3 shall be at 100% of the principal amount of all Notes held by the holder or holders accepting the Company' offer to prepay such Notes, plus the Make-Whole Amount determined for such prepayment date with respect to such principal amount, together with interest on such Notes accrued to the date of prepayment. Two business days prior to such date of prepayment, the Company shall deliver to each holder of Notes being prepaid a statement showing the Make-Whole Amount due in connection with such prepayment and setting forth the details of the computation of such amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this
  Section 2.3.

       (f) Deferral Pending Change in Control. The obligation of the Company to prepay the Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 2.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.
  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 2.3 in respect of such Change in Control shall be deemed rescinded).

       (g) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 2.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 2.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation; (v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date;
  (vi) that the conditions of this Section 2.3 have been fulfilled; and
  (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

       (h) Effect on Required Payments. The amount of each payment of the principal of the Notes made pursuant to this Section 2.3 shall be applied against and reduce each of the then remaining principal payments due pursuant to Section 2.1 by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

       (i) Terms Defined. The terms set forth below shall have the respective meanings assigned thereto:

       The term "Change in Control" means each and every issue, sale or other disposition of shares of stock of the Company which results in any Person or group of Persons acting in concert, other than any Designated Shareholders, beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of the Company.

       The term "control" means the possession of power to direct or cause the direction of management and policies of such entity, whether through the ownership of an equity interest, by contract or otherwise.

       The term "Control Event" means:

       (i)  the execution by the Company or any of its Restricted
  Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

       (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

       (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act, or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) to the holders of the Voting Stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

       The term "Current Management Team" shall mean Roy E. Parrott, Kathryn L. Williams, James A. Hug, James B. Painter and James E. Garpow.

       The term "Designated Shareholders" shall mean (i) the members of the Current Management Team; (ii) the Principal Shareholders; (iii) the spouses, lineal descendants and spouses of the lineal descendants of the Persons named in clause (i); (iv) the estates or legal representatives of the Persons named in clause (i); and (v) any trust, custodianship or other fiduciary arrangement in respect of which one or more of the Persons described in clauses (i) and (iii) are the principal beneficiaries and such Person or Persons shall have control of such trust, custodianship or other fiduciary arrangement.

       The term "Principal Shareholders" shall mean Pioneering Management Group, J.P. Morgan & Co., Incorporated and Farmers Group Inc.

  Section 1.3. Amendment to Section 2 of Note Agreement. Section 2 of the Note Agreement shall be amended by the addition thereto of a new Section
2.4 which shall read as follows:

       Section 2.4. Partial Payment Pro Rata. If there is more than one Note outstanding, the principal amount of each required or optional partial payment of the Notes, other than an offer to prepay the Notes pursuant to Section 2.3 which has been declined by one or more holders of Notes, will be allocated among the Notes at the time outstanding in proportion, as nearly as practicable, to the respective outstanding principal amount of the Notes.

  Section 1.4. Amendment to Section 3 of Note Agreement. Section 3 of the Note Agreement shall be amended in its entirety so that the same shall read as follows:

       Section 3.1. Financial and Business Information. The Company shall deliver to each holder of Notes:

       (a)  Quarterly Statements   within 60 days after the end of each
  quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

            (i) a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

            (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Restricted Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal, recurring year-end adjustments;

       (b)  Annual Statements   within 90 days after the end of each
  fiscal year of the Company, duplicate copies of,

            (i) a consolidated balance sheet of the Company and its Restricted Subsidiaries, as at the end of such year, and

            (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Restricted Subsidiaries, for such year,

  setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

            (A) by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

            (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

            (c)  SEC and Other Reports   promptly upon their becoming
       available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

       (d)  Notice of Default or Event of Default   promptly, and in any
  event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 5.1(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

       (e)  ERISA Matters   promptly, and in any event within five days
  after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

            (i) with respect to any Plan, any Reportable Event for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

            (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

            (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

       (f)  Notices from Governmental Authority   promptly, and in any
  event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

       (g)  Unrestricted Subsidiaries   within the respective periods
  provided in Section 3.1(a) and (b) above, financial statements of the character and for the dates and periods as provided in said Section 3.1(a) and (b) covering each Unrestricted Subsidiary (or group of Unrestricted Subsidiaries on a consolidated basis);

       (h)  Material Information   with reasonable promptness, the
  Company will use its best efforts to provide written notice of any Material change to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries; and

       (i)  Requested Information   with reasonable promptness, such
  other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.


       Section 3.2. Officer's Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 3.1(a) or
  Section 3.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

       (a)  Covenant Compliance   the information (including detailed
  calculations) required in order to establish whether the Company was in compliance with the requirements of Section 4.1 through Section 4.7 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

       (b)  Event of Default   a statement that such officer has
  reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

       Section 3.3. Inspection. The Company shall permit the representatives of each holder of Notes:

       (a)  No Default   if no Default or Event of Default then exists,
  at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

       (b)  Default   if a Default or Event of Default then exists, at
  the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

  Section 1.5. Amendment to Section 4 of Note Agreement. Section 4 of the Note Agreement shall be amended in its entirety so that the same shall read as follows:

       The Company covenants that so long as any of the Notes are outstanding:

       Section 4.1. Consolidated Net Worth. The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $95,000,000, plus (b) 25% of its aggregate Consolidated Net Income (but only if a positive number) for the period beginning on July 1, 1997 and ending at the end of the then most recently completed fiscal year of the Company (or if such date of determination is the last day of any fiscal year, then ending on such date), computed on a cumulative basis for such entire period.

       Section 4.2. Limitations on Debt. The Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Consolidated Debt, except:

       (a)  Debt evidenced by the Notes;

       (b)  Consolidated Debt of the Company and its Restricted
  Subsidiaries outstanding as of the date of the First Amendment and reflected on Exhibit A to the First Amendment; and

       (c) additional Consolidated Debt of the Company and its Restricted Subsidiaries, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

            (i)  no Default or Event of Default exists;

            (ii) Consolidated Debt does not exceed 3.5 times EBITDA for the then most recently ended period of four consecutive fiscal quarters of the Company; and

            (iii) in the case any such Debt is Priority Debt, such Debt is permitted by Section 4.3.

       Any corporation which becomes a Restricted Subsidiary after the date of this Agreement shall, for all purposes of this Section 4.2, be deemed to have created, assumed or incurred, at the time it becomes a Restricted Subsidiary, all Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

       Section 4.3. Limitations on Priority Debt. The Company will not at any time permit Priority Debt to exceed 15% of Total Capitalization as of the last day of the then most recently ended fiscal quarter of the Company.

       Section 4.4. Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any Property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

       (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 4.13;

       (b) any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay (or such lesser period of time as applicable law allows a judgment creditor to levy on such judgment);

       (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by
  Section 4.13;

       (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capitalized Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property;

       (e) Liens existing on the date of the First Amendment and securing the Debt of the Company and its Restricted Subsidiaries referred to in Exhibit B to the First Amendment;

       (f) any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of Property (other than accounts receivable or inventory), or any improvement thereon, acquired or constructed by the Company or a Restricted Subsidiary after the date of the First Amendment, provided that

            (i) any such Lien shall extend solely to the item or items of such Property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other Property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed Property (or improvement thereon) or which is real Property being improved by such acquired or constructed Property (or improvement thereon),

            (ii) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Restricted Subsidiary of the Property (or improvement thereon) so acquired or constructed and
       (B) the fair market value (as determined in good faith by the board of directors of the Company) of such Property (or improvement thereon) at the time of such acquisition or construction, and

            (iii) any such Lien shall be created contemporaneously with the acquisition or construction of such Property; and

       (g)  in addition to the Liens permitted by the preceding clauses
  (a) through (f), inclusive, of this Section 4.4, Liens on Property (other than accounts receivable or inventory of any Company) securing Priority Debt of the Company or any Restricted Subsidiary, provided that such Priority Debt shall be permitted by the applicable limitations set forth in Section 4.2 and 4.3.

       Section 4.5. Merger, Consolidation, etc. The Company will not, and will not permit any of its Restricted Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that a Restricted Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, the Company or a Wholly-Owned Restricted Subsidiary of the Company and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 4.6), provided that the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

       (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the "Successor Corporation"), shall be a solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

       (b) if the Company is not the Successor Corporation, such corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

       (c)  immediately after giving effect to such transaction:

            (i)  no Default or Event of Default would exist, and

            (ii) the Successor Corporation would be permitted by the provisions of Section 4.2 hereof to incur at least $1.00 of additional Debt owing to a Person other than a Restricted
       Subsidiary of the Successor Corporation.

       No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement or the Notes.

       Section 4.6.  Sales of Assets.   Except as permitted under Section
  4.5, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

       (a)  in the good faith opinion of the Company, the Asset
  Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the Property exchanged and is in the best interest of the Company or such Restricted Subsidiary; and

       (b) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

       (c)  immediately after giving effect to the Asset Disposition:

            (i) the Disposition Value of all Property that was the subject of any Asset Disposition occurring in any period of four consecutive fiscal quarters of the Company then next ending would not exceed 10% of Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company, and

            (ii) the Disposition Value of all Property that was the subject of any Asset Disposition occurring on or after the date of the First Amendment would not exceed 25% of Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company.

       If the Net Proceeds Amount for any Transfer is applied to a Debt Prepayment Application contemporaneously with such Transfer or a Property Reinvestment Application within one year of such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 4.6 as of any date on or after the Net Proceeds Amount is so applied, shall be deemed not to be an Asset Disposition.

       Section 4.7. Long Term Lease Rentals. The Company will not, at any time, permit Long Term Lease Rentals for any current or future period of 12 consecutive calendar months to exceed 10% of Total
  Capitalization as of the last day of the then most recently ended fiscal quarter of the Company.

       Section 4.8. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

       Section 4.9. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into, directly or indirectly, any transaction or group of related transactions with any Affiliate which, individually or in the aggregate, are Material (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

       Section 4.10. Compliance with Law. The Company will and will cause each of its Restricted Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       Section 4.11. Insurance. The Company will and will cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

       Section 4.12. Maintenance of Properties. The Company will and will cause each of its Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       Section 4.13. Payment of Taxes and Claims. The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

       Section 4.14. Corporate Existence, etc. Subject to Sections 4.5 and 4.6, the Company will at all times preserve and keep in full force and effect its corporate existence and will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

       Section 4.15. Designation of Unrestricted Subsidiaries. The Company may from time to time cause any Subsidiary to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated a Restricted Subsidiary, provided, however, that immediately following such action and after giving effect thereto, (a) no Default or Event of Default would exist under the terms of this Agreement, and (b) the Company and its Restricted Subsidiaries would be in compliance with all of the covenants set forth in this Section 4 if tested on the date of such action and provided, further, that once a Restricted Subsidiary has been designated an Unrestricted Subsidiary, it shall not thereafter be redesignated as a Restricted Subsidiary. Within ten (10) days following any designation described above, the Company will deliver to you a notice of such designation accompanied by a certificate signed by a Senior Financial Officer of the Company certifying compliance with all requirements of this Section 4.15 and setting forth all information required in order to establish such compliance.

       Section 4.16. Financial Records. The Company will, and will cause its Subsidiaries to, keep true and correct books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

       Section 4.17.  Additional Guaranties.  If any Restricted
  Subsidiary becomes a party to any Guaranty of, or is otherwise liable for, any Debt of the Company or any Restricted Subsidiary, the Company will cause such Restricted Subsidiary to execute and deliver to all holders of Notes a written Guaranty, satisfactory in scope and form to the Required Holders, to which such Restricted Subsidiary shall unconditionally guaranty the payment of all amounts payable hereunder by the Company and the performance by the Company of all obligations hereunder.

  Section 1.6. Amendment to Section 5 of Note Agreement. Section 5 of the Note Agreement shall be amended in its entirety so that the same shall read as follows:

       Section 5.1. Nature of Default. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

       (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

       (b) the Company defaults in the payment of any interest on any Note for more than five business days after the same becomes due and payable; or

       (c) the Company defaults in the performance of or compliance with any term contained in Sections 4.1 through 4.7, inclusive;or

       (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 5.1) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 5.1); or

       (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

       (f)  (i) the Company or any Restricted Subsidiary is in default
  (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or
  (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or Restricted any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000; or

       (g) the Company or any Material Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,
  (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

       (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Material Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

       (i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal (or such lesser period of time as applicable law or rules of court allow a judgment creditor to levy on such judgments), or are not discharged within 60 days after the expiration of such stay (or such lesser period of time as applicable law or rules of court allow a judgment creditor to levy on such judgments); or

       (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $7,500,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

       As used in Section 5.1(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

       Section 5.2. Notice to Holders. When any Event of Default described in the foregoing Section 5.1 has occurred, or if the holder of any Note or of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all holders of the Notes then outstanding.

       Section 5.3.  Default Remedies.  (a)  Acceleration   If an Event
  of Default described in paragraph (a) or (b) of Section 5.1 exists, any holder of Notes may, at its option, exercise any right, power or remedy permitted by law, including the right, by notice to the Company, to declare the Notes held by such holder to be immediately due and payable. If any Event of Default described in paragraphs (c) through (f), inclusive, or paragraphs (i) or (j) of Section 5.1 exists, the holder or holders of at least 51% in outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Restricted Subsidiaries and Affiliates) may, at its or their option, exercise any right, power or remedy permitted by law, including the right, by notice to the Company, to declare all the outstanding Notes to be immediately due and payable. When any Event of Default described in paragraph (g) or (h) of Section
  5.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable.

       No course of dealing or delay or failure to exercise any right on the part of any holder of the Notes shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers or remedies. The Company will pay or reimburse the holders of the Notes for all costs and expenses (including reasonable attorneys' fees) incurred by them in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

       (b)  Annulment of Acceleration   In the event of any declaration
  pursuant to Section 5.3(a) by reason of any Event of Default described in paragraphs (a) through (f), inclusive, or paragraphs (i) or (j) of
  Section 5.1, the holder or holders of at least 51% of the outstanding principal amount of the Notes (exclusive of Notes owned by the Company and Affiliates) may annul such declaration and its consequences if (i) no judgment or decree has been entered for the payment of any amount due pursuant to such declaration, (ii) all sums payable under the Notes and under this Agreement (except any principal or interest on the Notes which has become payable solely by reason of such declaration) shall have been duly paid and (iii) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 8.5.

  Section 1.7. Amendment to Section 6.1 of Note Agreement. Section 6.1 of the Note Agreement shall be amended in its entirety so that the same shall read as follows:

  "Acceptable Bank" means any bank or trust company (i) which is organized under the laws of the United States of America or any State thereof or a jurisdiction of any nation whose government is an Acceptable Foreign Government (or any jurisdiction therein), (ii) which has capital, surplus and undivided profits aggregating at least $250,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "A-" or better by Standard & Poor's Rating Group, a division of The McGraw-Hill Company, Inc., or "A3" or better by Moody's Investors Service, Inc.

  "Acceptable Broker-Dealer" means any Person other than a natural person
(i) which is registered as a broker or dealer pursuant to the Exchange Act and
(ii) whose long-term unsecured debt obligations shall have been given a rating of "A" or better by Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., "A2" or better by Moody's Investors Service, Inc.

  "Acceptable Foreign Government" means the government of any foreign nation whose debt obligations are rated at least "A-" by Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., or at least "A3" by Moody's Investors Service, Inc.

  "Acquired Business Entity" means for any period of determination hereunder (i) any business entity the assets and related liabilities of which have been acquired substantially as an entirety by the Company or any Restricted Subsidiary by purchase, merger or consolidation, and (ii) any other assets which were operated as an identifiable business unit, i.e. a branch or division of a business entity and which have been acquired substantially as an entirety by the Company or any Restricted Subsidiary.

  "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

  "Agreement" shall mean this Note Agreement dated as of August 15, 1991 between the Company and you (including Attachments), as amended or modified from time to time.

  "Asset Disposition" means any Transfer except:

       (a)  any

            (i) Transfer from a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary;

            (ii) Transfer from the Company to a Wholly-Owned Restricted Subsidiary; and

            (iii) Transfer from the Company to a Restricted Subsidiary (other than a Wholly-Owned Restricted Subsidiary) or from a Restricted Subsidiary to another Restricted Subsidiary (other than a Wholly-Owned Restricted Subsidiary), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and

       (b) any Transfer made in the ordinary course of business and involving only Property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Restricted Subsidiaries or that is obsolete.

  "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

  "Closing Date" is defined in Section 1.2.

  "Consolidated Debt" means the total amount of all Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means for any period the net income of the Company and its Restricted Subsidiaries, determined in accordance with GAAP on a consolidated basis.

  "Consolidated Net Worth" means, as of the date of any determination thereof,

       (a)  the total amount of Shareholders' Equity, minus

       (b)  the book value of all Restricted Investments.

  "Consolidated Total Assets" means, as of the date of any determination thereof, the total amount of assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

  "Debt" means, with respect to any Person, without duplication,

       (a)  its liabilities for borrowed money;

       (b) its liabilities for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property);

       (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

       (d) all liabilities for borrowed money secured by any Lien with respect to any Property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

       (e) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

       (f)  Swaps of such Person; and

       (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

  Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

  "Debt Prepayment Application" means, with respect to any Transfer of Property, the application by the Company or its Restricted Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Senior Debt of the Company (other than Senior Debt owing to the Company, any of its Restricted Subsidiaries or any Affiliate and Senior Debt in respect of any revolving credit or similar credit facility providing the Company or any of its Restricted Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt), provided that in the course of making such application the Company shall offer to prepay each outstanding Note in accordance with Section 2.2(b) in a principal amount which equals the Ratable Portion for such Note. If any holder of a Note fails to accept such offer of prepayment, then, for purposes of the preceding sentence only, the Company nevertheless will be deemed to have paid Senior Debt in an amount equal to the Ratable Portion for such Note. "Ratable Portion" for any Note means an amount equal to the product of (x) the Net Proceeds Amount being so applied to the payment of Senior Debt multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of all Senior Debt of the Company.

  "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

  "Disposition Value" means, at any time, with respect to any Property

       (a) in the case of Property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

       (b) in the case of Property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

  "Divested Business Entity" means for any period of determination hereunder (i) any business entity the assets and related liabilities of which have been sold, disposed of or otherwise divested substantially as an entirety by the Company or any Restricted Subsidiary, and (ii) any other assets which were operated as an identifiable business unit, i.e. a branch or division of a business entity and which have been sold, disposed of or otherwise divested substantially as an entirety by the Company or any Restricted Subsidiary.

  "EBITDA" means for any period the difference between (a) sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period, (iii) all Interest Charges on Consolidated Debt (including the interest component on Rentals on Capitalized Leases), and
(iv) all depreciation and amortization expense and all other non-cash charges or expenses of the Company and its Restricted Subsidiaries during such period, and (b) the sum of (to the extent included in determining Consolidated Net Income) (i) all interest income on any particular Investment for which calculations are being made, and (ii) all non-cash credits or income of the Company and its Restricted Subsidiaries during such period. For purposes of determining EBITDA in connection with the incurrence of any Debt in which the proceeds shall be used to fund the acquisition of any Acquired Business Entity, EBITDA shall be computed on a pro forma basis for such Acquired Business Entity during such period. EBITDA shall exclude all amounts attributable to any Divested Business Entity which has been divested by the Company or any Restricted Subsidiary during such period.

  "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

  "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

  "Event of Default" is defined in Section 5.1.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

  "First Amendment" means the Amendment to Note Agreement dated as of May
30, 1997, pursuant to which certain provisions of the Agreement were amended.

  "GAAP" shall mean generally accepted accounting principles at the time.

  "Governmental Authority" means

       (a)  the government of

            (i) the United States of America or any State or other political subdivision thereof, or

            (ii) any jurisdiction in which the Company or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or

       (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

  "Governmental Security" means any direct obligations of, or obligation guaranteed by, the United States of America or any Acceptable Foreign Government or any agency or instrumentality thereof, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America or such Acceptable Foreign Government, as the case may be.

  "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such
Person:

       (a) to purchase such indebtedness or obligation or any property constituting security therefor;

       (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

       (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

       (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

  In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

  "Interest Charges" for any period means all interest and all amortization of debt discount and expense on any particular Debt for which such calculations are being made, including, without limitation, all commissions, fees and other charges owed with respect to letters of credit and bankers' acceptances.

  "Investment" means any investment, made in cash or by delivery of property, by the Company or any of its Subsidiaries (i) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise, or (ii) in any property.

  "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether the interest is based on common law, statute or contract (including the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes). The term "Lien" shall not include minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other minor title exceptions affecting Property, provided that they do not constitute security for a monetary obligation. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed to be a Lien.

  "Long Term Lease Rentals" means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee under all leases of real or personal Property (other than Capitalized Leases) having a term (including terms of renewal or extension at the option of the lessor or the lessee, whether or not such option has been exercised) expiring more than one year after the commencement of the initial term, excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, provided that, if at the date of determination, any such rental or other obligations are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (i) shall be assumed to be equal to the amount of such obligations for the period of 12 consecutive calendar months immediately preceding the date of determination or (ii) if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by a Senior Financial Officer of the Company on a reasonable basis and in good faith.

  "Make-Whole Amount" shall have the meaning assigned thereto in Section
2.2(c).

  "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.

  "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

  "Material Restricted Subsidiary" means any Restricted Subsidiary which, either individually or together with one or more Restricted Subsidiaries, (i) accounts for 5% or more of Consolidated Total Assets, determined as of the end of either of the two most recently ended fiscal years, or (ii) accounts for 5% or more of Consolidated Net Income during one of the two immediately preceding fiscal years.

  "Minority Interests" means any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

  "Multiemployer Plan" shall have the same meaning as in ERISA.

  "Net Proceeds Amount" means, with respect to any Transfer of any Property by any Person, an amount equal to the difference of

       (a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

       (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer. "Notes" is defined in Section 1.1.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

  "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

  "Plan" shall mean a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

  "Priority Debt" means the sum of (a) all Debt of the Company secured by Liens permitted by Section 4.4(g), and (b) all Consolidated Debt of Restricted Subsidiaries.

  "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

  "Property Reinvestment Application" means, with respect to any Transfer of Property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company of Property of a similar nature and having a value at least equal to the value of such Property subject to such Transfer.

  "Registered Notes" is defined in Section 1.1.

  "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

  "Reportable Event" shall have the same meaning as in ERISA.

  "Repurchase Agreement" means any written agreement

       (a)  that provides for (i) the transfer of one or more
  Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Restricted Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the "Transfer Price") by the Company or such Restricted Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Restricted Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

       (b)  in respect of which the Company or such Restricted
  Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

       (c) in connection with which the Company or such Restricted Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such Governmental Securities.

  "Required Holders" means, at any time, the holders of at least 51% in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

  "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

  "Restricted Investments" means all Investments except the following:

       (a) Property to be used in the ordinary course of business of the Company and its Restricted Subsidiaries;

       (b) Investments in one or more Restricted Subsidiaries or any Person that concurrently with such Investment becomes a Restricted Subsidiary;

       (c) Investments existing as of the date of the First Amendment and disclosed in Exhibit C to such First Amendment;

       (d) Investments in direct obligations of the United States of America or any Acceptable Foreign Government or any agency or instrumentality thereof, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America or such Acceptable Foreign Government, in either case, maturing within three years for the date of acquisition thereof;

       (e) Investments in certificates of deposit or time deposits issued by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

       (f) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, are rated at least "A-1" by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc., or at least "P-2" by Moody's Investors Service, Inc.

       (g)  Investments in Repurchase Agreements; and

       (h)  Investments other than described in the foregoing clauses
  (a) through (g), above, provided that such Investments do not exceed 5% of Consolidated Net Worth.

  For purposes of this Agreement, any Investment which involves an Acceptable Bank which is organized under the laws of a jurisdiction of a nation whose government is an Acceptable Foreign Government, shall become a Restricted Investment at such time as the debt obligations of such government are not rated at least "A-" by Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., or at least "A3" by Moody's Investors Service, Inc.

  As of any date of determination, each Restricted Investment shall be valued at the greater of:

            (x) the amount at which such Restricted Investment is shown on the books of the Company or any of its Restricted Subsidiaries (or zero if such Restricted Investment is not shown on any such books); and

            (y)  either

            (i) in the case of any Guaranty of the obligation of any Person, the amount which the Company or any of its Restricted
  Subsidiaries has paid on account of such obligation less any recoupment by the Company or such Subsidiary of any such payments, or

            (ii) in the case of any other Restricted Investment, the excess of (x) the greater of (A) the amount originally entered on the books of the Company or any of its Restricted Subsidiaries with respect thereto and (B) the cost thereof to the Company or its Restricted Subsidiary over (y) any return of capital (after income taxes applicable thereto) upon such Restricted Investment through the sale or other liquidation thereof or part thereof or otherwise.

  "Restricted Subsidiary" shall mean any Subsidiary listed as a Restricted Subsidiary on Attachment G hereto and any other subsidiary,

       (1) organized under the laws of the United States or a jurisdiction of any nation whose government is an Acceptable Foreign Government (or any jurisdiction thereof);

       (2) which conducts substantially all of its business and has substantially all of its Property within the United States or the jurisdiction of any nation whose government is an Acceptable Foreign Government;

       (3) a majority of each class of common stock of which is legally and beneficially owned by the Company and its Restricted Subsidiaries; and

       (4)  which is not an Unrestricted Subsidiary.

  For purposes of this Agreement, any Restricted Subsidiary which is organized under, and conducts substantially all of its business and has substantially all of its Property within, the jurisdiction of any nation whose government is an Acceptable Foreign Government, shall be designated as an Unrestricted Subsidiary at such time as the debt obligations of such government are not rated at least "A-" by Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., or at least "A3" by Moody's Investors Service, Inc.

  "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

  "Senior Debt" means all Consolidated Debt of the Company other than Subordinated Debt.

  "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

  "Shareholders' Equity" means the total amount of shareholders' equity of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

  "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

  "Subordinated Debt" means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the Notes).

  "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

  "Subsidiary Stock" means, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangable for or convertible into stock) of any Subsidiary of such Person.

  "Total Capitalization" means, as of the date of any determination thereof, the sum of Consolidated Net Worth and Consolidated Debt.

  "Transfer" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its Property, including, without limitation, Subsidiary Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, (a) the Disposition Value of any Property subject to each such separate Transfer and (b) the amount of Consolidated Total Assets attributable to any Property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Consolidated Total Assets attributable to, all Property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

  "Unrestricted Subsidiary" shall mean any Subsidiary of the Company which has been so designated by the Company, in accordance with Section 4.15 hereof.

  "Voting Stock" shall mean Securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

  "Weighted Average Life to Maturity" is defined in Section 2.2(c).

  "Wholly-Owned Restricted Subsidiary" means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.

  Section 2.  Miscellaneous.

  Section 2.1. Representation and Warranty. The Company represents and warrants that it does not own any Subsidiary which is organized under the laws of the United States or any jurisdiction therein.

  Section 2.2. Requisite Approval. If the foregoing is acceptable to you, please note your acceptance in the space provided below. Upon the execution by the Company and the holders of 100% in aggregate principal amount of the outstanding Notes, the Note Agreement shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Note Agreement are hereby ratified, confirmed and approved in all respects.

  Section 2.3. Successors and Assigns. This Amendment to Note Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

  Section 2.4. Counterparts. This Amendment to Note Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together one and the same instrument.

  Section 2.5. Fees and Expenses. The Company agrees to pay all reasonable fees and expenses of you and your special counsel in connection with the preparation of this Amendment to Note Agreement.

  Section 2.6. No Legend Required. Any and all notices, requests, certificates and other instruments including, without limitation, the Notes, may refer to the Note Agreement dated as of August 15, l991 without making specific reference to this Amendment to Note Agreement, but nevertheless all such references shall be deemed to include this Amendment to Note Agreement unless the context shall otherwise require.

  IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Note Agreement as of the day and year first above written.

SIMPSON INDUSTRIES, INC.


 By
Its

Accepted and agreed to as of the first date written above.


MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

 By
Its

PAGE

                        CONSOLIDATED DEBT
                        as of May 30, 1997


Lender             Annual Interest Rate         Principal Balance

Comerica Bank             6.75%                    20,000,000

Comerica Bank             8.445%                   20,000,000

Comerica Bank             8.82%                     3,230,463

Massachusetts Mutual
Life Insurance Co.        9.98%                    15,000,000

Travelers Insurance Co.   8.80%                     3,750,000

                                                   61,980,463

                          EXISTING LIENS
                        as of May 30, 1997



                              NONE



PAGE

                       EXISTING INVESTMENTS
                        as of May 30, 1997


           COMERICA INSTITUTIONAL CASH INVESTMENT TRUST
              #74094 = $11,929,886.51 (U.S. Dollars)

           COMERICA INSTITUTIONAL CASH INVESTMENT TRUST
              #78791 = $1,786,629.50 (U.S. Dollars)